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                                                                  EXHIBIT (A)(4)

                              NOTICE OF WITHDRAWAL

      If you previously elected to accept Engage's offer to exchange your eligible options pursuant to the terms of the offer to exchange, dated January 6, 2003 (the "Offer to Exchange") by executing and delivering a Letter of Transmittal/Election to Exchange form (the "Election Form" which, together with the Offer to Exchange, as each may be amended from time to time, constitutes the "Offer"), but you would like to change your decision and withdraw your tendered options, you must sign and return this Notice of Withdrawal no later than 5:00 p.m., Eastern time, on February 4, 2003, or such later date to which Engage extends the Offer (the "Expiration Date"). You must submit your Notice of Withdrawal by facsimile, mail or personal or courier delivery, so that it is received by us by the Expiration Date. No other methods of delivery will be accepted. This Notice of Withdrawal will be effective upon receipt by Engage before the Expiration Date.

To:   Engage, Inc.
      100 Brickstone Square, 2nd Floor
      Andover, MA 01810
      Attention: General Counsel
      Telephone: (978) 247-5343
      Fax: (978) 684-3141

      I hereby acknowledge and agree that:

      - I previously received a copy of the Offer. I completed and delivered the Election Form, in which I tendered all of my eligible options (the "Tendered Options") in exchange for shares of Engage restricted stock. I now wish to withdraw my Tendered Options. I understand that by signing and delivering this Notice of Withdrawal to you, I am revoking my election with respect to the Offer to exchange all of my eligible options for shares of Engage restricted stock on a one-for-one basis. I have read and understand all the terms and conditions of the Offer.

      - I understand that by withdrawing the Tendered Options, I must reject the Offer with respect to all of my eligible options.

      - I understand that in order to withdraw previously tendered options with respect to the Offer, I must complete and deliver this Notice of Withdrawal so that it is received by you no later than 5:00 p.m., Eastern time, on February 4, 2003, or such later date to which Engage extends the Offer, and that I must submit the Notice of Withdrawal by facsimile, mail or personal or courier delivery.

      By executing and delivering this Notice of Withdrawal to you, I hereby withdraw all of my Tendered Options. This Notice of Withdrawal supersedes and replaces any Election Form that I have previously delivered.

                                          SIGNATURE*

                                          ______________________________________
                                          Name:

Date:_____________, 2003


* Must be signed by the same person that executed the Election Form.